Exhibit 5.1

Jason L. Kent

+1 212 479 6044

jkent@cooley.com

May 5, 2023

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, California 92612

Ladies and Gentlemen:

We have represented Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 7,906,250 shares of the Company’s common stock, par value $0.0001 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No.333-264616) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley   LLP   55 Hudson   Yards   New York, NY   10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com

May 5, 2023

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

Cooley   LLP   55 Hudson   Yards   New York, NY   10001

t: (212) 479-6000 f: (212) 479-6275 cooley.com